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                                                                      EXHIBIT 99

                        American Dental Partners, Inc.
                              301 Edgewater Place
                              Wakefield, MA 01880
                    Phone: 781/224-0880  Fax: 781/224-4216
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For Immediate Release
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Contacts:      Gregory A. Serrao          Ronald M. Levenson
               Chairman, President and    Senior V.P., Chief Financial
               Chief Executive Officer    Officer and Treasurer
               781-224-0880               781-224-0880


                           AMERICAN DENTAL PARTNERS
                     AFFILIATES WITH FOUR DENTAL PRACTICES
                                 IN CALIFORNIA


WAKEFIELD, MASSACHUSETTS - September 22, 1999 - American Dental Partners, Inc. (NASDAQ:ADPI) announced today that the Company completed affiliations with four dental practices located in California. The Company acquired certain non-clinical assets and entered into 40-year service agreements with each of these dental groups. In the aggregate, these four group dental practices have 22 dentists and generated approximately $13 million of patient revenue in 1998.

The four dental group practices are Riverside Dental Group, Dental Associates of Riverside, Dental Associates of Moreno Valley and Dental Associates of Corona. "We are pleased to have these four dental practices join our team of affiliates," said Gregory A. Serrao, Chief Executive Officer of American Dental Partners. "These affiliations mark our entry into the state of California and all four practices are strategically located in the same geographic area in southern California. We are particularly pleased to affiliate with Riverside Dental Group, a 25 year old group that is nationally recognized for its commitment to quality care and practice innovation. We have known Riverside Dental Group for several years and are proud that this practice chose to affiliate with us," added Mr. Serrao.

American Dental Partners, Inc. is one of the nation's leading dental practice management companies. Including this transaction, the Company is affiliated with 18 dental group practices and operates 131 dental facilities with more than 1,100 operatories located in Alabama, Arizona, California, Louisiana, Maryland, Minnesota, North Carolina, Oklahoma, Pennsylvania, Texas, Virginia and Wisconsin.

Note: Some of the information in this press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "anticipate," "project," and similar expressions, among others, identify forward-looking statements. Forward-looking statements speak only as of the date the statement was made. Such forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied. Certain factors that might cause such a difference include, among others, the Company's risks associated with its acquisition and affiliation strategy, management of rapid growth, dependence upon affiliated dental groups, dependence upon service agreements, government regulation of the dental industry and year 2000 compliance issues. Additional risks, uncertainties and other factors are set forth in the "Risk Factors" section of the Company's Registration Statement on Form S-4 (File No. 333-56941).